EXHIBIT 4.07

AMENDED AND RESTATED
CONTINUING GENERAL SECURITY AGREEMENT

AMENDED AND RESTATED CONTINUING GENERAL SECURITY AGREEMENT, dated as of the 28th day of October, 2010, made by NAPCO SECURITY TECHNOLOGIES, INC., a Delaware corporation (the “Obligor”), to HSBC Bank USA, National Association, as collateral agent (the “Collateral Agent”) for the benefit of the Secured Creditors (as hereinafter defined).

RECITALS

E.           Obligor, the Collateral Agent and certain lenders have entered into a certain Second Amended and Restated Credit Agreement dated as of October 28, 2010 (the “Credit Agreement”).

F.           Pursuant to the Credit Agreement, Obligor is receiving Loans and other financial accommodations from the lenders named therein (each a “Lender” and collectively, the “Lenders”).

G.           Pursuant to the Credit Agreement, Obligor is required to grant to the Collateral Agent, for its benefit and the benefit of the Secured Creditors, security and assurance in order to secure the payment and performance by Obligor of all of its present and future Obligations (as defined below).

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make extensions of credit under the Credit Agreement, Obligor hereby agrees with the Collateral Agent for its benefit and the ratable benefit of the Secured Creditors as follows:

Obligor represents and warrants that set forth on Schedule I hereto is: (i) the full, correct and current name of Obligor, as its appears in Obligor’s organizational documents, (ii) Obligor’s type of organization and whether Obligor is a Registered Organization, (iii) Obligor’s jurisdiction of organization, (iv) Obligor’s location (as determined pursuant to Section 9-307 of the Uniform Commercial Code), and (v) Obligor’s organizational identification number (if any).

As used in this Agreement:

“Collateral” means all right, title and interest of Obligor in and to any and all of the following property, whether now or hereafter existing or acquired and wherever located, all products and Proceeds (including but not limited to insurance proceeds) of such property, wherever located and in whatever form, and all books and records pertaining to such property and all other property of Obligor in which Collateral Agent, for its benefit and the benefit of the Secured Creditors or any Secured Creditor, now or hereafter is granted a security interest pursuant to this Agreement or otherwise:

all Accounts, Chattel Paper (whether tangible or electronic), all Commercial Tort Claims, all Contracts (and all Contract Rights arising thereunder), all Deposit Accounts, all Documents, all General Intangibles (including, without limitation, Intellectual Property), all Goods (including all Inventory, Equipment and  Fixtures and embedded software, and all Accessions to any Goods), all Instruments, all Investment Property, all Letter-of-Credit Rights and all Supporting Obligations.

“Collateral Location” means the address(es) listed on Schedule II hereto, where all Collateral consisting of Inventory, Equipment or Fixtures or other tangible property is located.

“Obligor” means the Obligor named above and its successors and assigns, and if more than one Person is named as Obligor, “Obligor” shall mean each, any or all of them, and their liabilities and obligations hereunder shall be joint and several.

In consideration of any extension of credit or other financial accommodation heretofore, now or hereafter made by Collateral Agent or the other Secured Creditors to or for the account of Obligor, or to or for the account of any other Person made by Collateral Agent or the other Secured Creditors at the request of Obligor or with respect to which Obligor’s agreements hereunder have been required by Collateral Agent, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Obligor, Obligor agrees as follows:

SECTION 115:   Security Interest; Right of Set-Off. As security for the prompt and unconditional payment and performance of any and all Obligations, Obligor does hereby grant to Collateral Agent, for its benefit and the benefit of the Secured Creditors, a continuing lien upon and security interest in, and does hereby pledge, assign and transfer to Collateral Agent, for its benefit and the benefit of the Secured Creditors, all of the Collateral. In order to secure further the payment of the Obligations, Collateral Agent, for its benefit and the benefit of the Secured Creditors, and each Secured Creditor, in each case, is hereby given a continuing lien upon and is granted a security interest in any and all monies, Deposit Accounts, Investment Property (including, without limitation, all dividends and distributions in respect thereof  (whether payable in cash, Investment Property or “in kind”), options or rights, whether in respect of, in addition to, or in exchange for such Investment Property) and any and all other property of Obligor and the Proceeds thereof, now or hereafter actually or constructively held or received by or in transit in any manner to or from Collateral Agent or such Secured Creditor, their respective correspondents or agents from or for Obligor, whether for safekeeping, custody, pledge, transmission, collection or for any other purpose (whether or not for the express purpose of being used by Collateral Agent or such Secured Creditor as collateral security), or coming into the possession of Collateral Agent, such Secured Creditor or their respective correspondents or agents in any way, or placed in any safe deposit box leased by Collateral Agent or such Secured Creditor to Obligor, and all such monies, Deposit Accounts, Investment Property and other property shall also constitute “Collateral” and shall be held subject to all the terms of this Agreement as collateral security for the prompt and unconditional payment of any and all Obligations.  Obligor hereby assigns and grants to Collateral Agent, for its benefit and the benefit of the Secured Creditors, and to each Secured Creditor, a security interest in, and Collateral Agent, for its benefit and the benefit of the Secured Creditors, and each Secured Creditor is also given a continuing lien on and/or right of set-off for the amount of the Obligations with respect to, any and all Deposit Accounts (general or special and whether or not matured) and credits of Obligor with, and any and all claims of Obligor against, Collateral Agent or such Secured Creditor at any time existing and Collateral Agent and each Secured Creditor are hereby authorized at any time or times, without prior notice to Obligor, to apply such Deposit Accounts, or credits or any part thereof, to the Obligations in such amounts as Collateral Agent or such Secured Creditor may elect, although the Obligations may be contingent or unmatured, and whether the collateral security therefor is deemed adequate or not.

SECTION 116:  Control of Certain Collateral.   If any of the Collateral constitutes Letter-of-Credit Rights, Obligor shall, at Collateral Agent’s request, enter into an assignment in favor of Collateral Agent of the proceeds of the letters of credit involved which proceeds when received by Agent will be applied to the Obligations, on terms satisfactory to Collateral Agent, and cause the issuer of each such letter of credit now existing or hereafter issued to consent to such assignment.

If any of the Collateral constitutes Electronic Chattel Paper, Obligor shall, at Collateral Agent’s request, grant control of such Electronic Chattel Paper to Collateral Agent in accordance with Section 9-105 of the UCC.

Obligor agrees that all items of income, gain, expense and loss recognized in any such Securities Account or Deposit Account, or any Securities Account holding Collateral or in respect of any other Investment Property constituting Collateral, shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Obligor.

As of the date of this Agreement, Obligor does not have any Commercial Tort Claims. If, in the future, any of the Collateral constitutes Commercial Tort Claims, Obligor shall promptly notify Collateral Agent and, at Collateral Agent’s request, shall execute and deliver such documents as may be necessary or desirable, or that Collateral Agent may request, to create, perfect and protect Collateral Agent’s security interest in such Commercial Tort Claim.

SECTION 117:  Representations of Obligor. Obligor represents and warrants to Collateral Agent and the other Secured Creditors that (a) to Obligor’s knowledge no financing statement or other filing listing any of the Collateral as collateral is on file in any jurisdiction (other than any financing statement filed on behalf of Collateral Agent, as secured party) and Obligor has not entered into control agreements in favor of any party except Collateral Agent with respect to Collateral constituting Deposit Accounts or Investment Property, nor has Obligor executed in favor of any party except Collateral Agent an assignment of the proceeds of any Collateral constituting Letter-of-Credit Rights or granted to any party except Collateral Agent control (pursuant to Section 9-105 of the UCC) of any Collateral constituting Electronic Chattel Paper; (b) the chief executive office of Obligor, if any, is located at the address set forth on Schedule I hereto and the state of organization of Obligor, if any, is as specified on Schedule I hereto; (c) all Collateral, other than intangible property and property which is in the possession of Collateral Agent or its agents, is located at the Collateral Location(s) and Obligor has no place of business other than the chief executive office specified herein, if any, and the Collateral Location(s); (d) Obligor has rights in or the power to transfer the Collateral or is the legal and beneficial owner of the Collateral and the Collateral is free and clear of all Liens, other than the Lien created by this Agreement in favor of Collateral Agent; (e) if Obligor is not a natural person, the execution, delivery and performance of this Agreement have been duly authorized by all required corporate, limited liability company, partnership or other applicable actions of Obligor; (f) this Agreement constitutes a valid, binding and enforceable obligation of Obligor; (g) the execution, delivery and performance of this Agreement does not violate any law or any agreement or undertaking to which Obligor is a party or by which Obligor may be bound and does not result in the imposition of any Lien upon any Collateral other than the Lien in favor of Collateral Agent, for its benefit and the benefit of the Secured Creditors, created by this Agreement; (h) all consents, approvals, authorizations, permits and licenses necessary for Obligor to enter and perform its obligations under this Agreement and the Obligations and/or to conduct its business have been obtained; (i) Obligor did not have or conduct business under any name or trade name (except its subsidiaries and affiliates) in any jurisdiction during the past six years other than its name and trade names, if any, set forth on Schedule III hereto, and Obligor is entitled to use such name and trade names. The Copyrights, Patents and Trademarks listed on Schedule III hereto constitute all of the Intellectual Property owned by Obligor and all Intellectual Property owned by Obligor is valid, subsisting and enforceable and all filings necessary to maintain the effectiveness of such registrations have been made and Obligor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to all Intellectual Property purported to be owned by Obligor, free and clear of any Liens.

SECTION 118:  Covenants. Unless and until all of the Obligations have been indefeasibly paid in full and all commitments of Collateral Agent and the other Secured Creditors to extend credit which, once extended, would give rise to Obligations, have expired or been terminated, Obligor shall: (a) keep the Collateral free and clear of any Lien of any kind other than the Lien created by this Agreement or other Liens in favor of Collateral Agent, for its benefit and the benefit of the Secured Creditors; (b) promptly pay, when due, all taxes and transportation, storage, warehousing and other charges and fees affecting or arising out of the Collateral and defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein adverse to or the same as that of Collateral Agent; (c) at all times keep all insurable Collateral insured at the expense of Obligor to Collateral Agent’s satisfaction against loss by fire, theft and any other risks to which the Collateral may be subject, and cause all such policies to be endorsed in favor of Collateral Agent and to name Collateral Agent as loss payee and as an additional insured, and, if Collateral Agent so requests, deposit the same with Collateral Agent, and cause all such policies to provide that each insurer will give Collateral Agent not less than thirty (30) days’ notice in writing prior to the exercise of any right of cancellation; (d) keep the Collateral in good condition at all times (normal wear and tear excepted) and provide Collateral Agent with such information as Collateral Agent may from time to time request with respect to the location of the Collateral and Obligor’s places of business; (e) give Collateral Agent at least thirty (30) days’ prior written notice before changing Obligor’s name or chief executive office or changing the location or disposing of any Collateral (other than in connection with the sale of any Inventory in the ordinary course of business) or change its state of organization; (f) not sell or otherwise dispose of any Collateral except on commercially reasonable terms and in the ordinary course of business (it being understood that Collateral Agent does not authorize the sale of any Collateral by Obligor free of the security interest of Collateral Agent granted hereunder except that sales by Obligor of Collateral constituting Inventory to buyers in the ordinary course of business shall be free of Collateral Agent’s security interest unless such security interest has been perfected by possession under UCC Section 9-313); (g) if a control agreement has been entered into or Collateral Agent otherwise has control of Collateral consisting of Investment Property, Electronic Chattel Paper or Deposit Accounts, cause each Securities Intermediary with custody of any Investment Property and each depository bank with respect to each Deposit Account and each custodian of any Electronic Chattel Paper to send to Collateral Agent a complete and accurate copy of every statement, confirmation, notice or other communication concerning the property that such party sends to Obligor;  (h) permit Collateral Agent, by its officers and agents, to have access to, examine and copy at all reasonable times the Collateral, properties, minute books and other corporate, limited liability company, or partnership records, books of accounts, and financial and other business records of Obligor (including, without limitation, all books, records, ledger cards, computer programs, tapes and computer disks and diskettes and other property recording, evidencing or relating to any Collateral); and (i) promptly notify Collateral Agent upon the occurrence of any Event of Default of which Obligor has knowledge. Obligor shall concurrently herewith deliver to Collateral Agent each Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement and all other documents, instruments and other items as may be necessary for Collateral Agent to file agreements with the U.S. Copyright Office and the U.S. Patent and Trademark Office, as applicable. In the event Obligor acquires or becomes entitled to any new Intellectual Property, or rights thereto, Obligor shall give Collateral Agent prompt written notice thereof, and shall amend (and hereby so authorizes Collateral Agent to amend) the schedules to the respective security agreements or enter into new or additional security agreements to include any such new or additional Intellectual Property.

SECTION 119:  Events of Default.  The occurrence of any of the following events shall constitute an Event of Default:  (a) an Event of Default as defined in the Credit Agreement has occurred and is continuing, or (b) any representation or warranty made herein by Obligor or in any Loan Document furnished pursuant to the Credit Agreement is incorrect in any material respect when made, or (c) the Obligor fails to comply with any of the terms and conditions of this Security Agreement within the time set forth for same or if no time is set forth, within the thirty (30) days after notice from the Collateral Agent.

SECTION 120:  Remedies of Collateral Agent.

120.1.            After the occurrence of an Event of Default, Collateral Agent and the other Secured Creditors shall have no obligation to make further loans, extensions of credit or other financial accommodations to or on behalf of Obligor, anything in any other agreement to the contrary notwithstanding.

120.2.           After the occurrence of an Event of Default, other than an Event of Default referred to in sub-clauses (i) and (ii) of Section 9.1(h) of the Credit Agreement, Collateral Agent may declare by notice to Obligor, any and all Obligations to be immediately due and payable and in the case of any Event of Default referred to in sub-clauses (i) and (ii) of Section 9.1(h) of the Credit Agreement all of the Obligations shall automatically be and become due and payable, in either case without presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligor, anything in any other agreement to the contrary notwithstanding.

120.3.           After the occurrence of an Event of Default, Collateral Agent may, and at the direction of the Required Lenders shall, without notice to or demand (other than any notice required by law, the giving of which is not waivable) upon Obligor (all of which are hereby waived by Obligor), without releasing Obligor from any obligation under this Agreement or any other instruments or agreements with Collateral Agent or any other Secured Creditor and without waiving any rights Collateral Agent or any other Secured Creditor may have or impairing any declaration of default or election to cause the Collateral to be sold or any sale proceeding predicated on the same: (i) demand, collect or receive upon all or any part of the Collateral and assemble or require Obligor, at Obligor’s expense, to assemble all or any part of the Collateral and, if Collateral Agent so requests, Obligor shall assemble the Collateral and make it available to Collateral Agent at a place to be designated by Collateral Agent; (ii) without notice, demand or other process and without charge enter any of Obligor’s premises and without breach of peace until Collateral Agent completes the enforcement of its rights in the Collateral, take possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Obligor’s equipment for the purpose of completing any work-in-process, preparing any Collateral for disposition and disposing of or collecting any Collateral, and in exercise of its rights under this Agreement, without payment of compensation of any kind, use any and all trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and the like to the extent of Obligor’s rights therein and Obligor hereby grants a license and the right to grant sublicenses for that purpose; (iii) in such manner and to such extent as Collateral Agent may deem necessary to protect the Collateral or the interests, rights, powers or duties of Collateral Agent, enter into and upon any premises of Obligor and take and hold possession of all or any part of the Collateral (Obligor hereby waiving and releasing any claim for damages in respect of such taking) and exclude Obligor and all other Persons from the Collateral, operate and manage the Collateral and rent and lease the same, perform such reasonable acts of repair or protection as may be reasonably necessary or proper to conserve the value of the Collateral, collect any and all income, rents, issues, profits and proceeds from the Collateral, the same being hereby assigned and transferred to Collateral Agent, and from time to time apply or accumulate such income, rents, issues, profits and proceeds in such order and manner as Collateral Agent, in its sole discretion, shall instruct, it being understood that the collection or receipt of income, rents, issues, profits or proceeds from the Collateral after declaration of default and election to cause the Collateral to be sold under and pursuant to the terms of this Agreement shall not affect or impair any event of default or declaration of default under any agreement or instrument between Obligor and Collateral Agent or election to cause any Collateral to be sold or any sale proceedings predicated on the same, but such proceedings may be conducted and sale effected notwithstanding the collection or receipt of any such income, rents, issues, profits and proceeds; (iv) deliver a notice of exclusive control under any control agreement specifying that Collateral Agent has the exclusive right to give Entitlement Orders with respect to the Investment Property covered by such control agreement or to otherwise direct the disposition of any Deposit Account subject to a control agreement or any Electronic Chattel Paper or Letter-of-Credit Rights controlled by Collateral Agent; (v) take control of any and all of the Accounts, contractual or other rights that are included in the Collateral and Proceeds arising from any such Accounts or contractual or other rights, enforce collection, either in the name of Collateral Agent or in the name of Obligor, of any or all of the Accounts, contractual and other rights that are included in the Collateral and Proceeds by suit or otherwise, receive, receipt for, surrender, release or exchange all or any part of such Collateral or compromise, settle, extend or renew (whether or not longer than the original period) any indebtedness under such Collateral; (vi) sell all or any part of the Collateral at public or private sale at such place or places and at such time or times and in such manner and upon such terms, whether for cash or credit, as Collateral Agent in its sole discretion may determine; (vii) endorse in the name of Obligor any Instrument, however received by Collateral Agent, representing Collateral or Proceeds of any of the Collateral; (viii) require Obligor to turn over, or instruct the financial institutions holding the same to turn over, all monies and investments in any of Obligor’s accounts to Collateral Agent; and (viii) exercise all the rights and remedies granted to a secured party under the UCC, and all other rights and remedies given to Collateral Agent under this Agreement or any other instrument or agreement or otherwise available at law or in equity.  Collateral Agent shall be under no obligation to make any of the payments or do any of the acts referred to in this Section 6 or elsewhere in this Agreement and any of the actions referred to in this Section 6 or elsewhere in this Agreement may be taken regardless of whether any notice of default or election to sell has been given under this Agreement (provided, however, that all notices required by law, the giving of which may not be waived, shall be given in accordance with such law) without regard to the adequacy of the security for the Obligations.

120.4.           Collateral Agent will give Obligor notice of the time and place of any public sale of the Collateral or of the time after which any private sale or any other intended disposition thereof is to be made by sending notice, as provided below, at least ten (10) days before the time of the sale or disposition, which provisions for notice Obligor and Collateral Agent agree are reasonable.  No such notice need be given by Collateral Agent with respect to Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market.

120.5.           Collateral Agent shall apply the net proceeds of any sale, lease or other disposition of Collateral, after deducting all costs and expenses of every kind incurred thereon or incidental to the retaking, holding, preparing for sale, selling, leasing, or the like of the Collateral or in any way relating to the rights of Collateral Agent thereunder, including attorneys’ fees and expenses hereinafter provided for, to the payment of the Obligations as provided in Section 9.2 of the Credit Agreement, whether due or not due, absolute or contingent, making proper rebate for interest or discount on items not then due, and only after so applying such net proceeds and after the payment by Collateral Agent of any other amounts required by any existing or future provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code of any jurisdiction in which any of the Collateral may at the time be located) need Collateral Agent account for the surplus, if any.  Obligor shall remain liable to Collateral Agent for the payment of any deficiency, with interest at the default rate provided for in the instruments, if any, evidencing the Obligations, but if there is no such instrument with respect to any Obligation or no default rate is specified therein, at a variable rate equal to 3% above Collateral Agent’s reference lending rate applicable to domestic commercial loans as established by Collateral Agent from time to time, but in no event shall such rate exceed the maximum rate allowed by law.  Collateral Agent may make loans to its customers above, at or below its reference rate.

120.6.           Whether or not an Event of Default shall have occurred, Collateral Agent may sell all or any part of the Collateral, although the Obligations may be contingent or unmatured, whenever in its discretion Collateral Agent considers such sale necessary for its protection.  Any such sale may be made without prior demand for payment on account, margin or additional margin or any other demands whatsoever; the making of any such demands shall not establish a course of conduct nor constitute a waiver of the right of Collateral Agent to sell the Collateral as herein provided or of the right of Collateral Agent to accelerate the maturity of the Obligations as herein provided.

SECTION 121:  Additional Rights of Collateral Agent and Duties of Obligor Regarding Obligations and Collateral.

121.1.           If Obligor, as registered holder of any Collateral, shall become entitled to receive or does receive any stock or other certificate, option, right, dividend or other distribution (whether payable in cash, Investment Property or “in kind”), whether in respect of, as an addition to, in substitution of, or in exchange for, such Collateral, or otherwise, Obligor agrees to accept same as Collateral Agent’s agent and to hold same in trust for Collateral Agent and the other Secured Creditors, and to forthwith deliver the same to Collateral Agent in the exact form received, with Obligor’s endorsement when necessary or requested by Collateral Agent, to be held by Collateral Agent as Collateral.

121.2.           Obligor waives protest, demand for payment, notice of default or nonpayment to Obligor or any other party liable for or upon any of said Obligations or Collateral.

121.3.           Obligor consents that the obligation of any party upon or of any guarantor, surety or indemnitor for, any Obligations or any collateral may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, settled or released and that any collateral or Liens for any Obligations may, from time to time, in whole or in part, be exchanged, sold, released or surrendered, by Collateral Agent and the other Secured Creditors, all without any notice to, or further assent by, or any reservation of rights against, Obligor, and all without in any way affecting or releasing the liability of Obligor with respect to such Obligations or any security interest hereby created.

121.4.           Collateral Agent and the other Secured Creditors shall not be liable for failure to collect or realize upon the Obligations or upon any collateral, or any part thereof, or for any delay in so doing, nor shall Collateral Agent or the other Secured Creditors be under any obligation to take any action whatsoever with regard thereto. Collateral Agent shall use reasonable care in the custody and preservation of the Collateral in its possession but need not take any steps to preserve rights against prior parties or to keep the Collateral identifiable.  Collateral Agent shall have no obligation to comply with any recording, re-recording, filing, re-filing or other legal requirements necessary to establish or maintain the validity, priority or enforceability of, or Collateral Agent’s rights in and to the Collateral or any other collateral or any part thereof.  Collateral Agent may exercise any right of Obligor with respect to any Collateral.  Collateral Agent shall have no duty to exercise any of the aforesaid rights, privileges or options with respect to any collateral and shall not be responsible for any failure to do so or delay in so doing.

121.5.           In any statutory or non-statutory proceeding affecting Obligor or any Collateral, Collateral Agent or its nominee may, whether or not an Event of Default shall have occurred and regardless of the amount of the Obligations, file a proof of claim for the full amount of any Collateral and vote such Claim for the full amount thereof (i) for or against any proposal or resolution; (ii) for a trustee or trustees or for a committee of creditors; and/or (iii) for the acceptance or rejection of any proposed arrangement, plan of reorganization, wage earners’ plan, composition or extension; and Collateral Agent or its nominee may receive any payment or distribution and give acquittance therefor and may exchange or release any Collateral.

121.6.           If an Event of Default shall have occurred, Collateral Agent may, without notice to or demand upon Obligor, (i) commence, appear in or defend any action or proceeding purporting to affect all or any part of the Collateral or the interests, rights, powers or duties of Collateral Agent, whether brought by or against Obligor or Collateral Agent; and/or (ii) pay, purchase, contest or compromise any claim, debt, lien, charge or encumbrance which in the judgment of Collateral Agent may affect or appear to affect the Collateral or the interests, rights, powers or duties of Collateral Agent.

121.7.           Any and all Investment Property granted to and/or held by Collateral Agent as Collateral hereunder, whether or not in a Securities Account of Obligor and whether or not subject to a control agreement, may, without notice (if an Event of Default exists), be registered in the name of Collateral Agent or its nominee or be transferred to a Securities Account held in the name of Collateral Agent or its nominee, or otherwise be under the Control of Collateral Agent with Collateral Agent as the Entitlement Holder, disclosing that Collateral Agent is a secured party. Collateral Agent may at its option at any time whether not an Event of Default has occurred become the customer with respect to a Deposit Account constituting Collateral hereunder on which Collateral Agent is not the depository bank. Obligor hereby irrevocably appoints Collateral Agent acting through its officers, employees and agents as its attorney-in-fact, at Obligor’s own cost and expense, to act on Obligor’s behalf to register in the name of Collateral Agent or its nominee any or all such Investment Property and/or to transfer such Investment Property to a Securities Account of and in the name of Collateral Agent, with Collateral Agent being the Entitlement Holder of such Securities Account and having Control thereof, and/or to enter into agreements with the issuers of such Investment Property pursuant to which the issuers will agree to comply with the instructions of Collateral Agent without consent by Obligor, and to take such other action as Collateral Agent may deem appropriate to fully perfect and protect its security interest in the Investment Property and related Securities Account, if any.   Obligor may at any time make a request to Collateral Agent to permit a substitution of Investment Property constituting Collateral, whether or not subject to a control agreement or held in a Securities Account, either by delivery or transfer to Collateral Agent of new Investment Property or by a request made to Collateral Agent to sell certain specified Investment Property constituting Collateral, whether held in a Securities Account subject to a control agreement or held in the name of Collateral Agent or its nominees in a Securities Account or otherwise, and to purchase other specified Investment Property, but Collateral Agent shall be under no obligation whatsoever to honor such request or to permit or effect, through a Securities Intermediary, or otherwise, such a substitution and Collateral Agent may in its sole and absolute discretion refuse to do so.  Collateral Agent or such nominee (after an Event of Default and regardless of the amount of the Obligations) may, without notice, exercise all voting and corporate rights at any meeting of any corporation issuing such Investment Property, and (whether or not an Event of Default exists and regardless of the amount of the Obligations) exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to such Investment Property as if the absolute owner thereof, including, without limitation, the right to exchange, at its discretion, any and all of such Investment Property for other Investment Property or any other property upon the merger, consolidation, reorganization, recapitalization or other readjustment of any corporation issuing the same or upon the exercise by the issuing corporation or Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it.  COLLATERAL AGENT SHALL HAVE NO DUTY OR OBLIGATION TO EXERCISE ANY OF THE AFORESAID RIGHTS, PRIVILEGES OR OPTIONS OR TO AGREE TO ANY SUCH REQUEST AND SHALL NOT BE RESPONSIBLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN SO DOING, OR FOR ANY LOSS IN THE VALUE OF THE COLLATERAL RESULTING FROM COLLATERAL AGENT ACTION OR INACTION.

SECTION 122:  Sale of Collateral Consisting of Securities. Obligor recognizes that Collateral Agent may be unable to effect a public sale of any securities which may constitute a portion of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933 and applicable state securities laws and instead may resort to one or more private sales of such Collateral to a restricted group of purchasers who would be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Obligor recognizes and agrees that, because of this restriction, sales of securities may result in prices and other terms less favorable to the seller than if the disposition were made pursuant to a public sale and, notwithstanding such circumstances, agrees that any such private or limited sale or sales shall be deemed to have been made in a commercially reasonable manner.  Collateral Agent shall be under no obligation to delay a sale of any of the securities constituting part of the Collateral for the period of time necessary to permit the issuer of such securities to register them for public sale under the Securities Act of 1933 or under applicable state securities laws.

SECTION 123:  Collection Rights of Collateral Agent. Obligor agrees that at any time, if an Event of Default shall have occurred, Collateral Agent shall have the right to notify any account debtor (with respect to any Collateral consisting of Accounts, General Intangibles or Chattel Paper), or the person liable on any Instrument or other right or claim of Obligor to any payment which is Collateral or the issuer of any securities constituting Investment Property (with respect to any Collateral consisting of Investment Property), or the custodian of any Collateral consisting of Deposit Accounts or Electronic Chattel Paper, or the issuer of any letters of credit subject to the control of Collateral Agent, to make payment directly to Collateral Agent, if an Event of Default shall have occurred and whether or not Obligor was theretofore making collections on such Collateral, and also to take control of any Proceeds Collateral Agent is entitled to under Section 9-315 of the UCC.  If any Collateral consists of rights or claims of Obligor to any payment, then at Collateral Agent’s request, Obligor shall promptly notify (in manner, form and substance satisfactory to Collateral Agent) all Persons obligated to Obligor under any such rights or claims of Obligor to any payment that Collateral Agent possesses a security interest in such rights or claims of Obligor to any payment and that all payments in respect of such rights or claims of Obligor to any payment are to be made directly to Collateral Agent.  Obligor shall not settle, compromise or adjust any disputed amount, or allow any credit, rebate or discount with respect to any right or claim of Obligor to any payment which constitutes Collateral.  After Collateral Agent shall have given any notice of the type specified in the first sentence of this Section 9, any and all amounts received by Obligor from the account debtor or other obligor or issuer so notified shall be promptly remitted to Collateral Agent, and until so remitted shall be segregated by Obligor and held in trust for Collateral Agent.

SECTION 124:  Additional Security. If Collateral Agent shall at any time hold security for any Obligations in addition to the Collateral, Collateral Agent may enforce the terms of this Agreement or otherwise realize upon the Collateral, at its option, either before or concurrently with the exercise of remedies as to such other security or, after a sale is made of such other security, it may apply the proceeds upon the Obligations without affecting the status of or waiving any right to exhaust all or any other security, including the Collateral, and without waiving any breach or default or any right or power whether exercised under this Agreement, contained in this Agreement, or provided for in respect of any such other security.

SECTION 125:  Preservation and Protection of  Security Interest; Power of Attorney. Obligor will faithfully preserve and protect the Lien in the Collateral created by this Agreement and will, at its own cost and expense, cause such Lien to be perfected and continue to be perfected and to be and remain prior to all other Liens, so long as all or any part of the Obligations are outstanding and unpaid, and for such purpose Obligor will from time to time at the request of Collateral Agent (i) make notations of the security interest in certificates of title of Collateral, a security interest in which is perfected by such notation, and deliver the same to Collateral Agent, (ii) make notations of Collateral Agent’s security interest on all tangible Chattel Paper constituting Collateral hereunder; (iii) deliver possession of Collateral (concurrent with the acquisition of such Collateral) to Collateral Agent, a security interest in which is perfected by the taking of possession or at Collateral Agent’s option, cause each Person in possession of Collateral to acknowledge that it is holding the Collateral for the benefit of Collateral Agent, and (iv) file or record, or cause to be filed or recorded, such instruments, documents and notices, including financing statements and amendments thereof (in jurisdictions in which Collateral Agent is unable to file financing statements or amendments without signature or authentication by Obligor based on the authorization to do so contained herein), as Collateral Agent may reasonably deem necessary or advisable from time to time in order to perfect and continue to perfect such Liens and to maintain their priority over all other Liens.  Obligor will do all such other acts and things and will execute and deliver all such other instruments and documents, including further security agreements, pledges, endorsements, stock powers, assignments, and notices as Collateral Agent may reasonably deem necessary or advisable from time to time in order to perfect and preserve the priority of the Liens in the Collateral as contemplated by this Agreement.  Collateral Agent, acting through its officers, employees and authorized agents, is hereby irrevocably appointed the attorney-in-fact of Obligor to do, at Obligor’s expense, all acts and things which Collateral Agent may reasonably deem necessary or advisable to preserve, perfect, continue to perfect and/or maintain the priority of such Liens in the Collateral, including the signing of financing, continuation or other similar statements and notices on behalf of Obligor, and which Obligor is required to do by the terms of this Agreement, the registration of any and all Investment Property held by Collateral Agent as Collateral hereunder in the name of Collateral Agent or its nominee or the transfer of same to a Securities Account held in the name of Collateral Agent or its nominee.  Obligor hereby authorizes Collateral Agent to file financing statements with respect to the Collateral and any proceeds of the Collateral and hereby ratifies and consents to the filing of any such financing statements by Collateral Agent prior to the date this agreement is executed.  Obligor shall pay all filing fees for financing statements with respect to the Collateral.

SECTION 126:  Risk of Loss; Insurance. Risk of loss of, damage to or destruction of the Collateral is and shall remain upon Obligor.  If Obligor fails to obtain and keep in force insurance covering the Collateral as required by Section 4 of this Agreement, or fails to pay the premiums on such insurance when due, Collateral Agent may, but is not obligated to, do so for the account of Obligor and the cost of so doing shall thereupon become an Obligation.  Such amounts shall be payable by Obligor upon demand by Collateral Agent and following demand shall bear interest at a variable rate equal to 3% above Collateral Agent’s reference lending rate applicable to domestic commercial loans as established by Collateral Agent from time to time, but in no event shall such rate exceed the maximum rate allowed by law.  Collateral Agent, acting through its officers, employees and authorized agents, is hereby irrevocably appointed the attorney-in-fact of Obligor to endorse any draft or check that may be payable to Obligor in order to collect the proceeds of such insurance or any return or unearned premiums.

SECTION 127:  Change in Law. In the event of the passage, after the date of this Agreement, of any law which has the effect of changing in any way the laws now in force for the taxation of security documents such as this Agreement or debts secured by such security documents or the manner of the collection of any such taxes so as in any case to affect this Agreement or to impose payment of the whole or any portion of any taxes, assessments or other similar charges against the Collateral upon Collateral Agent, the Obligations shall immediately become due and payable at the option of Collateral Agent and upon thirty (30) days’ notice to Obligor.

SECTION 128:  Expenses. Obligor hereby agrees to pay any and all reasonable expenses incurred by Collateral Agent in enforcing any rights under this Agreement or in defending any of its rights to any amounts received hereunder.  Without limiting the foregoing, Obligor agrees that whenever any attorney is used by Collateral Agent to obtain payment hereunder, to advise it as to its rights, to adjudicate the rights of the parties hereunder or for the defense of any of its rights to amounts secured, received or to be received hereunder, Collateral Agent shall be entitled to recover all reasonable attorneys’ fees and disbursements, court costs and all other expenses attributable thereto.

SECTION 129:  Notices.   Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by registered or certified first class mail, return receipt requested, by Federal Express, Express Mail or other recognized overnight delivery service or by facsimile transmitter or tested telex (if such facsimile or telex number is noted as provided herein), and shall be effective if by hand, upon delivery, if by such overnight delivery service, one (1) day after dispatch, and if mailed by first class mail as above-provided, five (5) days after mailing, and shall be sent as follows:

If to Obligor, to the address or facsimile number  set forth below its signature or such other address or facsimile number as it may designate, by written notice to Collateral Agent as herein provided or to any other address or facsimile number as may appear in the records of Collateral Agent as Obligor’s address.

If to Collateral Agent, to the address of Collateral Agent that appears on the first page of this Agreement, or such other address as it may designate, by written notice to Obligor as herein provided.

SECTION 130:  Additional Definitions. The following terms have the following meanings unless otherwise specified herein:

“Accessions,” “Account,” “Chattel Paper,” “Commodity Accounts,” “Commodity Contracts,” “Control,” , “Deposit Account”, “Document,” “Electronic Chattel Paper,” “Entitlement Holder,” “Entitlement Order,” “Equipment,” “Financial Assets,” “Fixtures,” “General Intangibles,” “Goods,” “Health-Care-Insurance Receivables,” “Instrument,” “Inventory,” “Investment Property,” “Payment Intangibles,” “Proceeds,” “Promissory Notes,”  “Registered Organization,” “Securities,” “Securities Account,”  “Securities Entitlements,” “Securities  Intermediary” and “Supporting Obligations”  have the meanings assigned to those terms by the UCC.

“Agreement” means this Continuing General Security Agreement, as same may be amended, restated, modified or supplemented from time to time.

“Bank Product Obligations” has the meaning provided in the Credit Agreement.

“Collateral Agent” means HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, and its successors and assigns, and any Person acting as agent or nominee for HSBC BANK USA, NATIONAL ASSOCIATION and any corporation the stock of which is owned or controlled directly or indirectly by, or is under common control with, HSBC BANK USA, NATIONAL ASSOCIATION and/or HSBC Holdings plc.

“Copyright Security Agreement” means, if any, each Copyright Security Agreement executed and delivered by Obligor to Collateral Agent, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Copyrights” means any copyrights, copyright registrations and copyright applications, and all renewals, extensions and continuations of any of the foregoing.

“Event of Default” means any of the events described in Section 5 of this Agreement.

“Hedge Agreement” has the meaning provided in the Credit Agreement.

“Intellectual Property” means, collectively, all Copyrights, Patents and Trademarks.

“Lien” has the meaning provided in the Credit Agreement.

“Obligations” has the meaning provided in the Credit Agreement.

“Patent Security Agreement” means, if any, each Patent Security Agreement executed and delivered by Obligor to Collateral Agent, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Patents” means any patents, patent registrations and patent applications and all renewals, extensions and continuations of any of the foregoing.

“Person” has the meaning provided in the Credit Agreement.

“Responsible Parties” includes all Obligors and all makers, endorsors, acceptors, sureties and guarantors of, and all other parties to, the Obligations or the Collateral.

“Secured Creditors” means (i) any Agent, (ii) any Lender, (iii) any Issuing Lender and (iv) any Agent or any Lender or any Affiliate of any Agent or any Lender that has entered into a Hedge Agreement with any Borrower or is owed Bank Product Obligations.

“Trademark Security Agreement” means, if any, each Trademark Security Agreement executed and delivered by Obligor to Collateral Agent, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Trademarks” means any trademarks, trademark registrations, and trademark applications, all renewals, extensions and continuations of any of the foregoing and all goodwill attributable to any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

SECTION 131:  Miscellaneous. This Agreement shall remain in full force and effect and shall be binding upon Obligor, its successors and assigns, in accordance with its terms, notwithstanding any increase, decrease or change in the partners of Obligor, if it should be a partnership, or the merger, consolidation, or reorganization of Obligor, if it be a corporation or a limited liability company, or any other change concerning the form, structure or substance of any such entity.  If there is more than one Person named as an Obligor in this Agreement, this Agreement shall be binding upon each of Obligors who execute and deliver this Agreement to Collateral Agent even if this Agreement is not executed by any other Person or Persons also named as an Obligor herein.  Collateral Agent may assign all or a portion of its rights under this Agreement and may deliver the Collateral, or any part thereof, to any assignee and such assignee shall thereupon become vested with all the powers and rights given to Collateral Agent in respect thereof; and Collateral Agent shall thereafter be forever relieved and discharged from any liability or responsibility in the matter but, with respect to any Collateral not so delivered or assigned, Collateral Agent shall retain all powers and rights given to it hereby.  The execution and delivery hereafter to Collateral Agent by Obligor of a new security agreement shall not terminate, supersede or cancel this Agreement, unless expressly provided therein, and this Agreement shall not terminate, supersede or cancel any security agreement previously delivered to Collateral Agent by Obligor, and all rights and remedies of Collateral Agent hereunder or under any security agreement hereafter or heretofore executed and delivered to Collateral Agent by Obligor shall be cumulative and may be exercised singly or concurrently.  This Agreement may not be changed or terminated orally, but only by a writing executed by Obligor and a duly authorized officer of Collateral Agent; provided, that Collateral Agent is authorized, upon five (5) days advance written notice to Obligor, to fill in any blank spaces and to otherwise complete this Agreement and correct any patent errors herein.  Unless Collateral Agent, in its discretion, otherwise agrees, the security interests granted in this Agreement shall not terminate until all of the Obligations have been indefeasibly paid in full and all commitments of Collateral Agent and the other Secured Creditors to extend credit which, once extended, would give rise to Obligations have expired or been terminated.  No delay on the part of Collateral Agent or any other Secured Creditor in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof.  No modification or waiver of this Agreement or any provision hereof or of any other agreement or instrument made or issued in connection herewith or contemplated hereby, nor consent to any departure by Obligor therefrom, shall in any event be effective, irrespective of any course of dealing between the parties, unless the same shall be in a writing executed by a duly authorized officer of Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on Obligor in any case shall thereby entitle Obligor to any other or further notice or demand in the same, similar or other circumstances.  The remedies herein provided are cumulative and not exclusive of any other remedies provided at equity or by law and all such remedies may be exercised singly or concurrently.  If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not (to the full extent permitted by law) in any way be affected or impaired.  The descriptive headings used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provision hereof.  The word “including” shall be deemed to be followed by the words “without limitation.”  Obligor waives any and all notice of the acceptance of this Agreement by Collateral Agent, or of the creation, accrual or maturity (whether by declaration or otherwise) of any and all Obligations, or of any renewals or extensions thereof from time to time, or of Collateral Agent’s reliance on this Agreement.  In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document for all purposes under the Credit Agreement.  Facsimile or electronic transmissions of any executed original document and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile or electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 132:  Governing Law; Consent to Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within that state.  Obligor hereby consents to the jurisdiction of the courts of the County of New York, State of New York and the courts of the United States of America for the Southern District of New York and consents that any action or proceeding hereunder may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and authorizes the service of process on Obligor by registered or certified mail sent to any address authorized in Section 15 as an address for the sending of notices.

SECTION 133:  RIGHT OF COLLATERAL AGENT TO ARBITRATE DISPUTES.

133.1.           OBLIGOR AGREES THAT ANY ACTION, DISPUTE, PROCEEDING, CLAIM OR CONTROVERSY BETWEEN OR AMONG THE PARTIES WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (“DISPUTE” OR “DISPUTES”) SHALL, AT COLLATERAL AGENT ELECTION, WHICH ELECTION MAY BE MADE AT ANY TIME PRIOR TO THE COMMENCEMENT OF A JUDICIAL PROCEEDING BY COLLATERAL AGENT, OR IN THE EVENT OF A JUDICIAL PROCEEDING INSTITUTED BY OBLIGOR, AT ANY TIME PRIOR TO THE LAST DAY TO ANSWER AND/OR RESPOND TO A SUMMONS AND/OR COMPLAINT MADE BY OBLIGOR, BE RESOLVED BY ARBITRATION IN NEW YORK, NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 19 AND SHALL, AT THE ELECTION OF COLLATERAL AGENT, INCLUDE ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH (I) THIS AGREEMENT OR ANY RELATED AGREEMENTS OR INSTRUMENTS, (II) ALL PAST, PRESENT AND FUTURE AGREEMENTS INVOLVING THE PARTIES, (III) ANY TRANSACTION CONTEMPLATED HEREBY AND ALL PAST, PRESENT AND FUTURE TRANSACTIONS INVOLVING THE PARTIES AND (IV) ANY ASPECT OF THE PAST, PRESENT OR FUTURE RELATIONSHIP OF THE PARTIES.  Collateral Agent may elect to require arbitration of any Dispute with Obligor without thereby being required to arbitrate all Disputes between Collateral Agent and Obligor.  Any such Dispute shall be resolved by binding arbitration in accordance with Article 75 of the New York Civil Practice Law and Rules and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  In the event of any inconsistency between such Rules and these arbitration provisions, these provisions shall supersede such Rules.  All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding under this subsection 19(a).  In any arbitration proceeding subject to these provisions, the arbitration panel (the “arbitrator”) is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator’s sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication.  In any such arbitration proceeding, the arbitrator shall not have the power or authority to award punitive damages to any party.  Judgment upon the award rendered may be entered in any court having jurisdiction.  Whenever an arbitration is required, the parties shall select an arbitrator in the manner provided in subsection 19(d).

133.2.           No provision of, nor the exercise of any rights under, subsection 19(a) shall limit the right of any party (i) to foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the UCC, or otherwise pursuant to applicable law, (ii) to exercise self help remedies including but not limited to setoff and repossession, or (iii) to request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including but not limited to injunctive or mandatory relief or the appointment of a receiver.  The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of Collateral Agent, even if Collateral Agent is the plaintiff, to submit the Dispute to arbitration if Collateral Agent would otherwise have such right.

133.3.           Collateral Agent may require arbitration of any Dispute(s) concerning the lawfulness, unconscionableness, propriety, or reasonableness of any exercise by Collateral Agent of its right to take or dispose of any Collateral or its exercise of any other right in connection with Collateral including, without limitation, judicial foreclosure, exercising a power of sale under a deed of trust or mortgage, obtaining or executing a writ of attachment, taking or disposing of property with or without judicial process pursuant to Article 9 of the UCC or otherwise as permitted by applicable law, notwithstanding any such exercise by Collateral Agent.

133.4.           Whenever an arbitration is required under subsection 19(a), the arbitrator shall be selected, except as otherwise herein provided, in accordance with the Commercial Arbitration Rules of the AAA.  A single arbitrator shall decide any claim of $100,000 or less and he or she shall be an attorney with at least five years’ experience.  Where the claim of any party exceeds $100,000, the Dispute shall be decided by a majority vote of three arbitrators, at least two of whom shall be attorneys (at least one of whom shall have not less than five years’ experience representing commercial banks).

133.5.           In the event of any Dispute governed by this Section 19, each of the parties shall, subject to the award of the arbitrator, pay an equal share of the arbitrator’s fees.  The arbitrator shall have the power to award recovery of all costs and fees (including attorneys’ fees, administrative fees, arbitrator’s fees, and court costs) to the prevailing party.

SECTION 134:  WAIVER OF TRIAL BY JURY. EACH OF COLLATERAL AGENT AND OBLIGOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR CROSS-CLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OBLIGATIONS.

SECTION 135:  WAIVER OF CERTAIN OTHER RIGHTS. OBLIGOR HEREBY WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SET-OFF, COUNTERCLAIM (EXCEPT COMPULSORY COUNTERCLAIMS) OR CROSS-CLAIM OF ANY NATURE OR DESCRIPTION, ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE, AND ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

SECTION 136:  Amendment and Restatement.  This Amended and Restated Security Agreement amends, restates, consolidates and replaces in its entirety and is given in substitution for but not in satisfaction of that certain Amended and Restated Continuing Security Agreement dated August 18, 2008 executed by Obligor.

IN WITNESS WHEREOF, Obligor(s) has/have executed this Continuing General Security Agreement.

NAPCO SECURITY TECHNOLOGIES, INC. By:/s/KEVIN S BUCHEL Name:KEVIN S BUCHEL Title:SENIOR VICE PRESIDENT

ACCEPTED AND AGREED:

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By:/s/DEBORAH LINDER
Name: Deborah Linder
Title: Vice President